UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 3, 2011

HEMISPHERX BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On September 3, 2011, we executed a new agreement with Armada Health Care, LLC ("Armada") for sales and marketing of Alferon N Injection®, our Federal Drug Administration-approved natural interferon, in the U.S.  In this Agreement, we will manufacture and supply Alferon N Injection® to physicians and patients through Armada's national network of specialty pharmacies.   Armada will also provide us with start up and ongoing sales and marketing support. The Agreement ends on August 14, 2012. Either party may terminate the Agreement at any time for any reason on not less than 60-days’ prior written notice.

Pursuant to a related agreement with Specialty Distributor, Bio Ridge Pharma, LLC (”BRP”), an Armada authorized Distributor and Wholesaler, BRP will warehouse, ship, and distribute Alferon N Injection® on an exclusive basis for sales in the U.S. and its Territories. The Agreement ends on August 14, 2012, but can be extended upon the mutual agreement of the parties.  Either party may terminate the Agreement at any time for any reason on not less than 60-days’ prior written notice.

A copy of the press release related to these agreements, dated September 6, 2011 is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits:

99.1	Press Release dated September 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

September 8, 2011	By:	/s/ William A. Carter
William A. Carter M.D.,
Chief Executive Officer